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                                                                    EXHIBIT 4.27

                                AMENDMENT NO. ONE
                                       TO
                        HOME PROPERTIES OF NEW YORK, INC.
                               DEFERRED BONUS PLAN

The Deferred Bonus Plan (the "Plan") of Home Properties of New York, Inc. (the "Company") is hereby amended to provide that with respect to the hypothetical dividends payable on the Company Common Stock previously credited to a Participant Account, each such Participant Account shall be credited with the number of shares of Company Common Stock that could be purchased with the hypothetical dividends on the same date and at the same price that shares are purchased for participants in the dividend reinvestment feature of the Company's Dividend Reinvestment and Direct Stock Purchase Plan. This amendment shall only apply to hypothetical dividends payable on the Company Common Stock credited to a Participant Account with respect to cash bonuses payable for 1999 and thereafter (payable in the year 2000 and thereafter).

This Amendment was approved by the Board of Directors of Home Properties of New York, Inc. at a meeting duly called and held on October 26, 1999.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment No. One this 30th day of November, 1999.


                                    HOME PROPERTIES OF NEW YORK, INC.


                                By: /s/ Ann M. McCormick
                                    ------------------------------------
                                    Ann M. McCormick
                                    Vice President and Secretary